UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2004

  Borden Chemical, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

I-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On October 6, 2004, we and our wholly owned subsidiary, National Borden Chemical Germany GmbH (the "Purchaser"), entered into a share purchase agreement with RUTGERS AG and RUTGERS Bakelite Projekt GmbH (collectively, the "Sellers"). Pursuant to the terms of the share purchase agreement, the Purchaser agreed to purchase from the Sellers all outstanding shares of capital stock of Bakelite Aktiengesellschaft ("Bakelite") for a net purchase price of approximately €200,000,000, subject to certain adjustments.

The share purchase agreement contains customary representations, warranties and covenants, including non-compete, non-solicitation and confidentiality agreements by the Sellers. The Sellers have also agreed, subject to various provisions set forth in the share purchase agreement, to indemnify the Purchaser for breaches of the representations and warranties contained in the share purchase agreement and in connection with various tax, environmental and other matters. Until the closing date, the Sellers have agreed to operate the business of Bakelite in the ordinary course. Completion of the share purchase is subject to regulatory and other customary closing conditions. We intend to finance this transaction through a combination of available cash and debt financing. There is no material relationship between us or our affiliates and any of the Sellers other than in respect of the share purchase agreement.

Item 9.01    Financial Statements and Exhibits

( c ) The following exhibit is furnished as part of this Current Report on Form 8-K.

Press Release dated October 7, 2004 titled "Borden Chemical, Inc. to Acquire Bakelite AG."

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                BORDEN CHEMICAL, INC.

Date: October 7, 2004

By: s/s William H. Carter
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No. 99    Description

Press Release dated October 7, 2004 titled "Borden Chemical, Inc. to Acquire Bakelite AG."